Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of March 24, 2016, among TRAC Interstar LLC (the “Guaranteeing Subsidiary”), a subsidiary of TRAC Services LLC (“TRAC Services”) and a Delaware limited liability company, TRAC Intermodal LLC, a Delaware limited liability company (the “Company”) (or its permitted successor), TRAC Intermodal Corp., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, a national banking association, as trustee and as notes collateral agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of August 9, 2012, providing for the issuance of 11% Senior Secured Notes due 2019 (the “Notes”);

WHEREAS, the Issuers, TRAC Logistics, a subsidiary of Interpool, Inc. and a Delaware limited liability company and TRAC Drayage LLC (“TRAC Drayage”), a subsidiary of TRAC Logistics and a Delaware limited liability company, have heretofore executed and delivered to the Trustee a supplemental indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of March 15, 2013, pursuant to which TRAC Logistics and TRAC Drayage unconditionally guaranteed all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth therein;

WHEREAS, the Issuers, TRAC Services, TRAC Chassis Pool Management LLC (“TRAC Chassis”), a subsidiary of TRAC Logistics LLC (“TRAC Logistics”) and a Delaware limited liability company, have heretofore executed and delivered to the Trustee a supplemental indenture (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”), dated as of October 21, 2015, pursuant to which TRAC Chassis and TRAC Services unconditionally guaranteed all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth therein;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                       CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                       AGREEMENT TO GUARANTEE.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)                                 The Guaranteeing Subsidiary hereby agrees to become a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(b)                                 The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to and subject to the other conditions set forth in Article Twelve of the Indenture of a senior basis.

3.                                       NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Third Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

4.                                       NEW YORK LAW TO GOVERN.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

5.                                       COUNTERPARTS.  This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Third

Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.                                       EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.                                       THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

TRAC INTERSTAR LLC

By:
Name: Christopher Annese
Title: Chief Financial Officer

TRAC INTERMODAL LLC

By:
Name: Christopher Annese
Title: Chief Financial Officer

TRAC INTERMODAL CORP.

By:
Name: Christopher Annese
Title: Chief Financial Officer

[Signature page to Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Signature page to Third Supplemental Indenture]